Exhibit 99.2
News Release

FOR IMMEDIATE RELEASE
DECEMBER 5, 2011

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CLOSING OF PLACEMENT
OF $750 MILLION OF PREFERRED SHARES IN CHK UTICA, L.L.C., COMPLETING
THE COMPANY’S $1.25 BILLION UTICA FINANCIAL TRANSACTION

OKLAHOMA CITY, OKLAHOMA, DECEMBER 5, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced the closing of the sale of $750 million of perpetual preferred shares in its wholly owned, unrestricted subsidiary, CHK Utica, L.L.C.  The subsidiary owns approximately 700,000 net leasehold acres within an area of mutual interest in the Utica Shale play in 13 counties primarily in eastern Ohio (the “CHKU AMI”).  Chesapeake has retained all the common interests in CHK Utica.

This closing completes a financial transaction led by EIG Global Energy Partners (“EIG”) and results in total proceeds of $1.25 billion of sales of CHK Utica preferred shares.  As previously announced on November 3, 2011, EIG purchased $500 million of perpetual preferred shares in CHK Utica.  The additional $750 million of preferred shares have been placed with:  a co-investment vehicle managed by EIG consisting of limited partners and qualified EIG employees; GSO Capital Partners LP, an affiliate of the Blackstone Group (NYSE:BX); and Magnetar Capital, a private asset management firm.

The CHK Utica preferred shares issued in the second closing have identical terms to the initial shares sold to EIG, including an initial annual distribution of 7%, payable quarterly.  Chesapeake has retained an option exercisable prior to October 31, 2018 to repurchase the preferred shares for cash in whole or in part at any time at a valuation expected to equal the greater of a 10% internal rate of return or a return on investment of 1.4x.  Investors in the combined $1.25 billion of CHK Utica preferred shares will also proportionately receive a 3% overriding royalty interest in the first 1,500 net wells drilled on CHK Utica’s leasehold, which is the equivalent of an approximate 0.45% overriding royalty interest across Chesapeake’s projected 10,000 inventory of net wells to be drilled.  Chesapeake’s average net revenue interest on its Utica Shale leasehold is approximately 83%, which compares favorably to net revenue interests in the Haynesville, Barnett and Eagle Ford shale plays of approximately 75%.

As previously announced, part of this financial transaction includes a commitment by Chesapeake to drill a minimum of 50 net wells per year through 2016 in the CHKU AMI, up to a minimum cumulative total of 250 net wells, for the benefit of CHK Utica.  Chesapeake believes it will have considerable operating and financial flexibility in fulfilling the drilling commitment because the company’s planned Utica Shale drilling program for the years ahead involves a significantly higher rig count than the approximate 10-rig drilling program required by the terms of the CHK Utica preferred share investment.  In addition, the company’s pending Utica industry joint venture, if completed as proposed, will fund 60% of Chesapeake’s share of drilling and completion costs, up to $1.5 billion in the joint venture area of mutual interest, which lies entirely within the CHKU AMI.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

ABOUT CHESAPEAKE:

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and other oilfield service assets directly and indirectly through its subsidiaries Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.

FORWARD-LOOKING STATEMENTS:

This news release includes “forward-looking statements” that give Chesapeake’s current expectations or forecasts of future events. They include the execution of definitive documentation and closing of the announced joint venture transaction for a portion of its Utica Shale leasehold and Chesapeake’s planned Utica Shale drilling activity. Although Chesapeake believes the expectations and forecasts reflected in these forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. The joint venture may not be completed as described or at all and drilling plans may change. . Chesapeake cautions you not to place undue reliance on its forward-looking statements, which speak only as of the date of this news release, and undertakes no obligation to update this information.

The CHK Utica preferred shares have not been, and will not be, registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the CHK Utica preferred shares or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.